Exhibit 99.2

Joel P. Moskowitz Chief Executive Officer (714) 549-0421, x8261	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550
CERADYNE, INC. RECEIVES NEW ID/IQ ESAPI ORDER
3-Year Order with Initial $16.2 Million Delivery Release
Costa Mesa, Calif.—December 19, 2007—Ceradyne, Inc. (NASDAQ: CRDN) has been awarded an indefinite delivery/indefinite quantity (ID/IQ) 3-year order from the Defense Supply Center Philadelphia (DSCP) for a minimum of $22 million to a maximum of $87 million. The initial delivery order of $16.2 million is scheduled to be shipped in the second quarter of 2008. Ceradyne’s practice is to only book firm delivery orders, such as the above $16.2 million, as backlog for scheduled delivery. Both the 3-year ID/IQ and the initial delivery order are new orders for Enhanced Small Arms Protective Inserts (ESAPI).
David P. Reed, Ceradyne President North American Operations, commented: “We are very pleased to have received this new order and we believe we will continue to ship this ESAPI product on time with the high standards of quality required. Based on non-binding conversations with the government, we believe that this initial delivery order may be increased in 2008.”
Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.
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